UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2008

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Corporate Woods Parkway, Vernon Hills, Illinois		60061
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 2.05

On February 5, 2008, the Board of Directors of Zebra Technologies Corporation (the “Company”) approved a plan to (1) establish regional distribution and configuration centers, (2) consolidate its supplier base, and (3) transfer final assembly of thermal printers to Jabil Circuit, Inc. As part of the realignment, the Company will eliminate approximately 650 production-related positions from its Camarillo, California and Vernon Hills, Illinois locations during the next 18 to 24 months. These steps are part of a strategic initiative designed to optimize the Company’s global printer product supply chain.

The Company’s preliminary estimates of the total costs of the realignment range from $24 to $26 million in pre-tax expense, all of which will be cash charges. These costs consist of approximately $6.0 million for severance, $5.0 million for professional services costs associated with the plan, $6.0 million for the cost of relocating and moving tools and the Company’s manufacturing lines to Jabil and building new test fixtures for printed circuit board assemblies, and $8.0 million for certain transition costs and other non-recurring costs associated with the plan, including costs for travel for the transition team and tool and equipment dispositioning. Of the total expected expense, the Company expects to recognize approximately $18 million in 2008, and the remaining amount in 2009. These estimates are preliminary and subject to change and actual costs may be more or less than these estimated costs.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: February 7, 2008	By:	/s/ Anders Gustafsson
Anders Gustafsson Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
99.1	Press Release